UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report: May 8, 2009

WSB Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	001-33188 (Commission File Number)	20-3153598 (I.R.S. Employer Identification No.)

c/o Thomas A. Sterken Keller Rohrback L.L.P. Registered Agent of WSB Financial Group, Inc. 1201 Third Avenue, Suite 3200 Seattle, Washington	98101-3052
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (206) 224-7585
607 Pacific Avenue, Bremerton, Washington 98337

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
     On Friday, May 8, 2009, Westsound Bank (the “Bank”), the wholly-owned subsidiary and principal asset of WSB Financial Group, Inc. (the “Company”), was closed by the State of Washington, Department of Financial Institutions, Division of Banks (the “DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.
     In connection with the closure of Westsound Bank, the FDIC issued a press release, dated May 8, 2009, announcing the following:
•	The FDIC entered into a purchase and assumption agreement with Kitsap Bank, Port Orchard, Washington (“Kitsap Bank”), to assume all of the deposits, except those from brokers, of Westsound Bank.

•	Westsound Bank’s nine offices reopened on May 11, 2009, as branches of Kitsap Bank. Depositors of Westsound Bank will automatically become depositors of Kitsap Bank. Deposits will continue to be insured by the FDIC, up to the applicable limits established by law.

•	In addition to assuming Westsound Bank’s deposits, Kitsap Bank will purchase approximately $49.3 million of Westsound Bank’s assets, consisting of cash, cash equivalents, marketable securities and loans secured by deposits, from FDIC. The FDIC will retain the remaining assets for later disposition.

•	Customers who have questions about the foregoing matters, or who would like more information about the closure of Westsound Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/westsound.html, or call the FDIC toll-free at 1-800-523-0640.
     A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09069.html.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     The appointment of a receiver for the Bank on May 8, 2009, as reported in Item 1.03 above, has resulted in an event of default under the terms of the Company’s outstanding junior subordinated debt securities and related trust preferred securities of WSB Financial Group Trust I (an unconsolidated subsidiary of the Company). Upon occurrence of this event of default, the entire outstanding balance and all accrued, but unpaid, interest relating to the trust preferred securities of WSB Financial Group Trust I became immediately due and payable. As of May 8, 2009, the outstanding balance of trust preferred securities of WSB Financial Group Trust I was $8.248 million, plus accrued but unpaid distributions of approximately $570,000 as of that date.
Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 8, 2009, immediately following the closure of the Bank, all of its directors resigned from the board of directors of Westsound Bank: Terry A. Peterson, Donald F. Cox, Jr., Larry C. Westfall, Richard N. Christopherson, James H. Lamb, Dean Reynolds and Donald H. Tucker. In addition, Messrs. Peterson and Christopherson resigned from the board of directors of WSB Financial Group, Inc., and Mr. Cox agreed to serve as interim president and chief executive officer of the Company, replacing Mr. Peterson in that role. Mr. Cox will serve without an employment contract and without compensation.

Item 8.01 Other Events
     As of May 8, 2009, the Company’s primary assets, excluding its investment in Westsound Bank and its investments in WSB Financial Group Trust I, which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $65,000 and a pending federal income tax refund claim of approximately $4.9 million. Liabilities were comprised primarily of junior subordinated debt of $8.248 million, accrued and unpaid interest of approximately $570,000 and known accounts payable of approximately $18,500. Accordingly, the Company is insolvent.
     Based on the Company’s current financial condition, the board of directors of the Company has retained special counsel to evaluate the Company’s options for winding down the affairs of the Company. The alternatives under consideration include the dissolution and winding up of the Company by its board of directors, by reason of insolvency, pursuant to the Washington Business Corporation Act, or filing a voluntary petition seeking relief under Chapter 7 of Title 11 of the United States Code.
     Copies of the press release issued by the Company on May 11, 2009 regarding the foregoing events are filed as Exhibit 99.1 to this current report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
99.1	Press release dated May 11, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WSB FINANCIAL GROUP, INC. (Registrant)
May 11, 2009	/s/ Donald F. Cox, Jr.
(Date)	Donald F. Cox, Jr.
Interim Chief Executive Officer

Exhibit Index
99.1	Press release dated May 11, 2009.

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